UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 23, 2024

BLUE BIRD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-36267	46-3891989
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3920 Arkwright Road
2nd Floor
Macon, Georgia 31210

(Address of principal executive offices and zip code)
(478) 822-2801

(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	BLBD	NASDAQ Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01    Regulation FD Disclosure.

On May 24, 2024, Blue Bird Corporation issued a press release announcing ratification of a collective bargaining agreement with the United Steelworkers Union. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01    Other Events.

On May 23, 2024, eligible members of the United Steelworkers Union (“USW”) voted to ratify a three-year collective bargaining agreement (“CBA”or “agreement”) with Blue Bird Body Company, an indirect subsidiary of Blue Bird Corporation (collectively, the “Company”).

The CBA covers more than 1,500 production workers in our Fort Valley and Perry, Georgia facilities. The agreement provides an overall average of 12% wage increase in Year 1, 4% in in Year 2, and 4% in Year 3, as well as a simplified job classification structure to enable improved competitiveness for starting employees and better understanding for employees of their growth opportunities. The agreement provides for an annual contribution to each covered employee’s 401(k) account and provides a one-time $750 signing bonus to covered employees. In addition, the agreement provides an annual profit-sharing plan at 4% of net income once certain thresholds are met or a minimum of $500 per employee.

The financial terms of the CBA are within the expectations of management, and and supports our long-term outlook for profitable growth.

The Company issued a press release announcing the ratification of the CBA, a copy of which is filed herewith as an exhibit.

Item 9.01    Financial Statement and Exhibits.

(d)    Exhibits.

99.1    Press Release of the Company regarding ratification of collective bargaining agreement, dated May 24, 2024.

104    Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE BIRD CORPORATION

By:	/s/ Ted Scartz
Name:	Ted Scartz
Title:	Senior Vice President and General Counsel
Dated: May 24, 2024